UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/19/2007

LeMaitre Vascular, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33092

Delaware	04-2825458
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

63 Second Avenue
Burlington, MA 01803
(Address of principal executive offices, including zip code)

781-221-2266
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 19, 2007, LeMaitre Vascular, Inc. (the "Company") notified The NASDAQ Stock Market that, as a result of the resignation of Guido J. Neels as a director of the Company effective August 8, 2007, the Company was no longer in compliance with Nasdaq's independent director requirement in accordance with Marketplace Rules 4350(c)(1), which requires a majority of the board of directors consist of independent directors, and 4350(d)(2)(a), which requires the participation of three independent directors on the audit committee. The Company was not obligated to comply with these requirements prior to the first anniversary of its initial public offering per Marketplace Rule 4250(a)(5), which permits a phase-in period for compliance.

Consistent with the marketplace rules, the Company shall fill the vacant independent director seat in order to regain compliance in accordance with the following schedule:

* by the earlier of the Company's next annual shareholders' meeting or August 8, 2008: or

* if the next annual shareholders' meeting is held before February 4, 2008, then no later than February 4, 2008.

If the Company fails to regain compliance within this cure period, its common stock is subject to delisting upon notification of such a determination by Nasdaq staff, which determination may be appealed.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: October 24, 2007	By:	/s/ Christopher H. Martin
Christopher H. Martin
Assistance Secretary